Exhibit 10.1

Gregg L. Engles Chairman and Chief Executive Officer

November 3, 2009

Mr. Joe Scalzo

5770 Charlou Drive

Cherry Hills Village, CO 80110

Dear Joe:

Congratulations on your promotion to Chief Operating Officer for Dean Foods Company. This position will report to me.

Here are the specifics of your offer:

Effective Date

Your new position is effective immediately.

Base Salary

You will be paid $33,333.34 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $800,000 (+8.8%), less payroll taxes. Your salary will be reviewed annually (next in March 2010).

Annual Incentive Opportunity

Effective November 1, 2009, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 100% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods and certain individual objectives. For 2009, your incentive will be prorated based on the amount of time you served as President, WhiteWave / Morningstar (and participating in the Whitewave / Morningstar / Dean Foods Short-Term Incentive Plan) and as Chief Operating Officer for Dean Foods Company.

Long Term Incentive Compensation – Special Promotion Grant

On November 3, 2009, and subject to Compensation Committee approval, you will be granted restricted stock units having a value of $300,000 (representing approximately 15,000 restricted stock units based on current valuation). Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. The restricted stock units will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In February 2010, you will be eligible for a Long Term Incentive grant commensurate with the position of Chief Operating Officer for Dean Foods Company. The amount and nature of any future long-term incentive awards will be determined by the Board of Directors.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), and more.

Conclusion

Joe, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.

Best regards,

/s/ Gregg L. Engles

Gregg L. Engles
Chairman and Chief Executive Officer

Agreed and accepted:

/s/ Joe Scalzo
Joe Scalzo

November 3, 2009
Date